EXHIBIT 99.2

CONSENT

Forrester Research, Inc. hereby consents to the use by Digital Realty Trust, Inc. in its Form S-11 Filing, of the Forrester material set forth on the attached Exhibit A.

Forrester Research, Inc.

/s/ Stephen M. Davidson
Director, Forrester Consulting 617-613-6351

EXHIBIT A

According to Forrester Research, Inc., a leading technology research firm, between 1996 and 2000, technology expenditures in the U.S. grew from $397.3 billion to $709.8 billion, representing a 15.6% annualized growth rate, which was more than double the growth rate of the overall economy over the same period, as measured by GDP.(1)

U.S. technology spending has now stabilized and, according to Forrester Research, Inc., is expected to increase by 6.9% annually from $763.1 billion in 2004 to $995.5 billion in 2008.(1)

Fueled by these positive trends, U.S. IT services spending reached $369.4 billion in 2003 and is expected to increase 4.3% in 2004 to approximately $385.3 billion, according to Forrester Research, Inc.(2) Forrester Research, Inc. also expects U.S. IT services spending to grow 4.6% annually through 2008.(1)

(1) IT Spending Outlook: 2004 - 2008 and Beyond, Forrester Research, Inc., July 2004

(2) Projected 2004 US IT Growth Edges Up To 6%, Forrester Research, Inc., June 2004